Exhibit (d)(4)

AMENDMENT No. 2 TO

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amendment No. 2 to Mutual Confidential Disclosure Agreement (“Amendment No. 2”), effective as of the date of last signature below (“Amendment No. 2 Effective Date”), confirms the mutual understanding between Merck Sharp & Dohme LLC, a limited liability company organized under the laws of New Jersey, with a place of business at 126 East Lincoln Avenue, Rahway, New Jersey 07065 USA (“Merck”) and Terns Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 1065 East Hillsdale Blvd., Suite 100, Foster City, CA 94404 USA (“Terns”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Parties entered into a Mutual Confidential Disclosure Agreement, effective September 28, 2023, as modified by Amendment No. 1, effective July 28, 2025 (“the agreement as so amended,” the “Agreement”); and

WHEREAS, the Parties wish to revise the Subject Matter as detailed here in this Amendment No. 2;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

The capitalized term “Subject Matter,” defined in the preamble of the Agreement as “(i) Terns’ clinical and pre-clinical metabolic programs, including thyroid hormone receptor-beta (TERN-501) and incretin programs (including its GLP-1 agonists and GIPR modulator programs), and (ii) Merck’s interest in metabolic disorders” is hereby deleted and replaced in its entirety with “(i) Terns’ clinical and pre-clinical metabolic programs, including thyroid hormone receptor-beta (TERN-501) and incretin programs (including its GLP-1 agonists and GIPR modulator programs), (ii) Terns’ allosteric BCR-ABL inhibitor program (TERN-701), and (iii) Merck’s interest in all of the foregoing and in metabolic disorders, as well as Merch’s research and development capabilities”.

2.

Except as modified by the terms of this Amendment No. 2, the Agreement is in all respects ratified and confirmed, and the Agreement as so amended by this Amendment No. 2 shall be read, taken and construed as one and the same instrument. All other terms and conditions of the Agreement not specifically modified by this Amendment No. 2 shall remain in full force and effect. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement. On and after the Amendment No. 2 Effective Date, each reference in the Agreement to this “Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 2. In the event of any inconsistency between the terms of this Amendment No. 2 and the terms of the Agreement, the terms of this Amendment No. 2 shall govern. This Amendment No. 2 may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the Agreement to be executed by their duly authorized representatives as of the Amendment No. 2 Effective Date.

Merck Sharp & Dohme LLC		Terns Pharmaceuticals, Inc.

By:	/s/ Christopher Mortko	By:	/s/ Melita Sun Jung
Name:	Christopher Mortko Ph.D., MBA	Name:	Melita Sun Jung
Title:	Vice President, BD&L	Title:	Chief Business Officer

Date:	12/22/2025	Date:	12/19/2025

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